PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                         ROBERTS REALTY INVESTORS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)


     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)    Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------
      2)    Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------
      4)    Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------
      5)    Total fee paid:

            --------------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.

[ ]   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      1)    Amount Previously Paid:

            ---------------------------------------------
      2)    Form, Schedule or Registration Statement No.:

            ---------------------------------------------
      3)    Filing Party:

            ---------------------------------------------
      4)    Date Filed:

--------------------------------------------------------------------------------

                         ROBERTS REALTY INVESTORS, INC.
                          8010 ROSWELL ROAD, SUITE 120
                             ATLANTA, GEORGIA 30350




                                  June 16, 1999





Dear Shareholders:

We cordially invite you to attend the fifth Annual Meeting of Shareholders of Roberts Realty Investors, Inc. at 10:00 a.m. on Wednesday, July 14, 1999, at the Crowne Plaza Ravinia Hotel, 4355 Ashford-Dunwoody Road, Atlanta, Georgia 30346. The Notice of Meeting and Proxy Statement attached to this letter contain information regarding the election of your directors. A copy of our 1998 annual report is enclosed.

Although we would very much like each shareholder to attend the annual meeting, we realize this is not possible. Whether or not you plan to be present, we would appreciate your taking a few minutes to complete, sign, and return the enclosed proxy card promptly. A postage-paid envelope is enclosed for your convenience.

Your vote is important to us. We appreciate the time and consideration that I am sure you will give it.

Sincerely,





/s/ Charles S. Roberts,
Chairman and Chief Executive Officer

                         ROBERTS REALTY INVESTORS, INC.
                          8010 ROSWELL ROAD, SUITE 120
                             ATLANTA, GEORGIA 30350




                                  June 16, 1999



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 14, 1999



         The annual meeting of shareholders of Roberts Realty Investors, Inc. will be held on Wednesday, July 14, 1999, at 10:00 a.m., at the Crowne Plaza Ravinia Hotel, 4355 Ashford-Dunwoody Road, Atlanta, Georgia 30346, for the following purposes:

         (1)      to elect two directors to serve three-year terms; and

         (2) to transact any other business that properly comes before the meeting or any adjournment of it.

         The directors have set the close of business on May 14, 1999 as the record date to determine the shareholders who are entitled to vote at the meeting.

         If you don't expect to attend the meeting in person, please mark, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope.





                                        /s/ Charles R. Elliott
                                        Secretary

                                 PROXY STATEMENT
                                       FOR
                       THE ANNUAL MEETING OF SHAREHOLDERS
                        OF ROBERTS REALTY INVESTORS, INC.
                           TO BE HELD ON JULY 14, 1999


THIS DOCUMENT WILL GIVE YOU THE INFORMATION YOU NEED TO VOTE FOR THE TWO DIRECTORS TO BE ELECTED AT THE ANNUAL MEETING. IF YOU HAVE ANY QUESTIONS CONCERNING THE INFORMATION CONTAINED IN THIS PROXY STATEMENT, PLEASE CONTACT CHARLES ELLIOTT, OUR CHIEF FINANCIAL OFFICER, AT (770) 394-6000.

WHO IS ASKING FOR MY VOTE?

         The board of directors of Roberts Realty is soliciting the enclosed proxy for use at the annual meeting on July 14, 1999. If the meeting is adjourned, we may also use the proxy at any later meetings for the purposes stated in the notice of annual meeting on the previous page.

HOW DO YOUR DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE?

         The directors recommend that you vote FOR the election of the two nominees for director.

WHO IS ELIGIBLE TO VOTE?

         Shareholders of record at the close of business on May 14, 1999 are entitled to be present and to vote at the meeting or any adjourned meeting. We are mailing these proxy materials to shareholders on or about June 16, 1998.

WHAT ARE THE RULES FOR VOTING?

         As of the record date, we had 4,687,444 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of our common stock entitles the holder to one vote on all matters voted on at the meeting. All of the shares of common stock vote as a single class.

         You may vote:

         - By mail by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to be sure that all your shares are voted.

         - In person at the meeting. We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares through a brokerage account but do not have a physical share certificate, you must request a legal proxy from your stockbroker to vote at the meeting.

         Shares represented by signed proxies will be voted as instructed. If you sign the proxy, but don't mark your vote, your shares will be voted as the directors recommend. Voting results will be tabulated and certified by our transfer agent, First Union National Bank.

         Our management knows of no other matters to be presented or considered at the meeting, but your shares will be voted at the directors' discretion on any of the following matters:

         - Any matter about which we did not receive notice a reasonable time before we mailed these proxy materials to our shareholders.

         - The election of any person as a director in lieu of either person nominated if the nominee is unable to serve or for good cause will not serve. We do not contemplate that any nominee will be unable to serve.

         -        Matters incident to the conduct of the meeting.

         A majority of our outstanding shares of common stock as of the record date must be present at the meeting, either in person or by proxy, to hold the meeting and conduct business. This is called a quorum. In determining whether we have a quorum at the annual meeting for purposes of all matters to be voted on, all votes "for" and all votes to "withhold authority" will be counted. Shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting. If a quorum is present, abstentions will have no effect on the voting.

         If you hold your shares through a brokerage account, your brokerage firm may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers' unvoted shares on certain "routine" matters, including election of directors. When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. At our meeting, these shares will be counted as voted by the brokerage firm in the election of directors, but they will not be counted for all other matters to be voted on because these other matters are not considered "routine" under the applicable rules. We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the meeting.

         If a quorum is present, the two nominees receiving the highest number of votes for their election will be elected as directors. This number is called a plurality. For any other matter coming before the meeting, the matter will be deemed to be approved if the votes cast in favor of the action exceed the votes cast opposing the action. Shareholders do not have cumulative voting rights.

                  If you change your mind after you return your proxy, you may revoke it and change your vote at any time before the polls close at the meeting. You may do this by:

         -        signing another proxy with a later date,

         -        voting in person at the meeting, or

         -        giving written notice to our corporate Secretary, Mr. Elliott.

HOW WILL WE SOLICIT PROXIES, AND WHO WILL PAY FOR THE COST OF THE SOLICITATION?

         We will solicit proxies principally by mailing these materials to the shareholders, but our directors, officers and employees may solicit proxies by telephone or in person. We will pay all of the costs of the solicitation, principally the costs of preparing, photocopying and mailing these materials.

HOW CAN A SHAREHOLDER PROPOSE BUSINESS TO BE BROUGHT BEFORE NEXT YEAR'S ANNUAL MEETING?

         Any shareholder proposals intended to be presented at our 2000 annual meeting of shareholders must be received by us on or before February 10, 2000 to be eligible to be included in the proxy statement and form of proxy to be distributed by the board of directors for that meeting. Any shareholder proposals intended to be presented from the floor at our 2000 annual meeting of shareholders must be received by us not less than 60 days before the meeting, except that if we give less than 40 days notice or prior public disclosure of the date of the meeting, we must receive the proposal not later than the close of business on the 10(th) day following the day on which we mail notice of the date of the meeting or publicly disclose the date.


                       PROPOSAL 1 - ELECTION OF DIRECTORS

WHO ARE THE TWO NOMINEES FOR ELECTION AS A DIRECTOR?

         This section gives information about the two nominees for election as directors of Roberts Realty: Mr. Wm. Jarell Jones and Mr. Dennis H. James. Each of them is currently a director of Roberts Realty, and the directors have recommended that each of them be reelected to the board.

WHY ARE ONLY TWO OF THE SEVEN DIRECTORS BEING ELECTED AT THE ANNUAL MEETING?

         Our articles of incorporation require the board of directors to be divided into three classes as nearly equal in number as possible. The terms of office of the nominees expire at this year's annual meeting, and they are standing for reelection for a full three year term through the annual meeting in 2002. The terms of office of Mr. Charles S. Roberts and Dr. James M. Goodrich expire at the annual meeting in 2000, and the terms of office of Mr. Weldon R. Humphries, Mr. Ben A. Spalding, and Mr. George W. Wray, Jr. expire at the annual meeting in 2001.

NOMINEES FOR DIRECTOR:

         Wm. Jarell Jones, age 51, a director since October 1994, is an attorney and has practiced law with the firm of Wm. Jarell Jones, P.C., in Statesboro, Georgia since November 1993. Mr. Jones is also a Certified Public Accountant. In 1976 he formed the public accounting firm of Jones & Kolb in Atlanta, Georgia, and he served as Senior Tax Partner and Co-Managing Partner until December 1988. In 1990 Mr. Jones moved to Statesboro and practiced law with the firm of Edenfield, Stone & Cox until November 1992 and then with the firm of Jones & Rutledge from November 1992 until November 1993. Mr. Jones is the Chief Executive Officer of JQUAD, Inc., a family owned holding company of timber, farming, and development interests. Mr. Jones was a director for six years and the Chairman for two years of the Downtown Statesboro Development Authority.

         Dennis H. James, age 52, a director since June 1995, is Executive Vice President of L. J. Melody & Company (formerly Shoptaw-James, Inc.), a commercial mortgage banking firm. Mr. James has over 25 years of experience in the mortgage banking industry and has been involved in the production of income property straight debt loans, participating mortgages, debt/equity joint ventures and sales. As Executive Vice President of L. J. Melody, he is responsible for the Southeast Region's overall production and investor relations. He serves on both the Allstate Life Insurance Company Correspondent Advisory Council and State Farm Life Insurance Advisory Council. Mr. James has a bachelors degree in Industrial Management from Georgia Tech, and his professional education includes attendance at numerous real estate institutes.

         The directors serve for their respective terms and until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected.

DIRECTORS CONTINUING IN OFFICE:

         Charles S. Roberts, age 52, a director since July 1994, is our Chairman of the Board, Chief Executive Officer and President. Mr. Roberts owns, directly or indirectly, all of the outstanding stock of, and is the president and sole director of, Roberts Properties, Inc. and Roberts Properties Construction, Inc.

         In October 1970, Mr. Roberts established Roberts Properties, Inc. to develop, construct and manage real estate. Beginning in 1985, Mr. Roberts and his affiliates began to focus on developing upscale multifamily residential communities and have won numerous local, regional and national awards for the development of these communities. Mr. Roberts is a frequent national speaker on the topic of developing upscale multifamily housing and has been recognized as a leader in this industry. In April 1995, Roberts Properties Management, Inc. was recognized as the Property Management Company of the Year by the National Association of Home Builders. On a regional level, Roberts Properties, Inc. was awarded the prestigious Southeast Builders Conference Aurora Award for the best rental apartment community eight out of nine years during the period 1988 through 1996. On a national level, Roberts Properties, Inc. was awarded the prestigious Pillars of the Industry Award from the National Association of Home Builders for the best low-rise apartments in 1991 and 1992. In 1993, Roberts Properties, Inc. was awarded the coveted Golden Aurora Award for best overall development in the Southeast.

         James M. Goodrich, age 58, a director since October 1994, is a consulting engineer and private investor. Dr. Goodrich is a director of the North American Electric Reliability Council whose mission is to promote the reliability of the electricity supply for North America. In 1975 Dr. Goodrich founded Energy Management Associates, which provides operations and financial planning software and related consulting services to the electric and gas utility industries. Dr. Goodrich was Executive Vice President of Energy Management Associates from 1975 until October 1993 and was a member of its board of directors until 1992, when it was sold to Electronic Data Systems Corporation. Prior to his experience with Energy Management Associates, Dr. Goodrich served in the United States Navy for five years as an officer on the staff of Admiral Hyman Rickover; this position involved technical support of the design and development of nuclear power plants for the Navy. Dr. Goodrich holds a Ph.D. in Nuclear Engineering, a masters degree in Engineering-Economic Systems, and a bachelor of arts degree, all from Stanford University. He also holds a masters degree in Engineering Science from George Washington University. Dr. Goodrich has appeared as an expert witness before numerous state public utility commissions, the Federal Energy Regulatory Commission, federal courts and arbitration panels.

         Ben A. Spalding, age 65, a director since October 1994, is Executive Vice President of DHL International, Inc., an executive search firm. Mr. Spalding was the sole shareholder of Spalding & Company, a former NASD member broker-dealer that had served from 1980 to 1996 as the exclusive broker-dealer for limited partnerships sponsored by Mr. Roberts. Mr. Spalding served as President of Spalding & Company from 1980 until 1994. For the 20-year period through 1983, Mr. Spalding served in several positions with Johnson & Johnson in the health care field, most recently as Healthcare Division Sales Manager for several states in the Southeast. Mr. Spalding has a bachelors degree in Business Administration from Bellarmine College. He has served in numerous positions with civic and charitable organizations, including serving as a National Trustee of the Cystic Fibrosis Foundation and a member of the Board of Trustees of the Metro-Atlanta Crime Commission. He received the Cystic Fibrosis Dick Goldschmidt Award in 1986 for his efforts on behalf of the Cystic Fibrosis Foundation.

         George W. Wray, Jr., age 62, a director since February 1995, is a private investor and Senior Partner of the Wray Partnership, a family investment group. He was employed with International Silver Company from the early 1960s to July 1993, most recently as a Vice President engaged in sales management for the eastern United States. From the July 1993 acquisition of International Silver

Company by World Crisa Corporation (a division of Vitro S.A.) through September 1997, Mr. Wray was an independent sales agent for the successor organization . Mr. Wray also served as a Vice President of Spalding & Company, an NASD registered broker-dealer, from 1991 to 1997 and was a registered associate of Spalding & Company from 1983 to 1997. Mr. Wray holds a bachelors degree in Industrial Relations from the University of North Carolina at Chapel Hill and serves as an elder of the Peachtree Presbyterian Church in Atlanta.

         Weldon R. Humphries, age 61, a director since February 1998, is a private investor. Mr. Humphries recently retired from a distinguished twenty-year career with Manor Care, Inc. (NYSE: MNR), where he was employed from January 1978 to November 1997 as Senior Vice President responsible for asset management, acquisitions and development, and with Choice Hotels International, Inc. (NYSE: CHH), where he served as Senior Vice-President responsible for asset management, acquisitions and development from November 1997 to January 1998. Mr. Humphries began his career as a senior mortgage analyst with Connecticut General Life Insurance Company and later worked for Arvida Corporation, where he was responsible for all real estate financing, development and marketing. Mr. Humphries has a BBA in Marketing from the University of Houston and an MBA in Finance from the University of Hartford. He also served as an officer in the United States Marine Corps.

HOW MANY SHARES DO OUR DIRECTORS AND EXECUTIVE OFFICERS OWN?

         The following table describes the beneficial ownership of shares of our common stock as of June 1, 1999 for

         - each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock,

         -        each director and each of our named executive officers, and

         -        our directors and executive officers as a group.

Except as noted in the footnotes, the person owns all shares and partnership units directly and has sole voting and investment power. Each of the persons known by us to beneficially own more than 5% of the common stock has an address in care of our principal office.

         The Number of Shares Owned column in the table includes the shares owned by the persons named but does not include shares they may acquire by exchanging units of partnership interest in Roberts Properties Residential, L.P., our operating partnership, for shares of common stock as explained in the following paragraph. The Number of Units Beneficially Owned column in the table reflects all shares that each person has the right to acquire by exchanging units for shares. Under SEC rules, the shares that can be acquired in exchange for units are deemed to be outstanding and to be beneficially owned by the person or group holding those units when computing the percentage ownership of that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

         Except as described in this paragraph, unitholders generally have the right to require the operating partnership to redeem their units. Our articles of incorporation limit ownership by any one holder to 6% of our outstanding shares, other than by Mr. Roberts, who is limited to 25%. A unitholder who submits units for redemption will receive, at our election, either (a) an equal number of shares or (b) cash in the amount of the average of the daily market prices of the common stock for the 10 consecutive trading days before the date of submission multiplied by the number of units submitted. On February 1, 1999, we began a six-month period in which units cannot be submitted for redemption. After this period, we intend to register shares with the SEC to exchange for units beginning approximately August 1, 1999. We intend to again issue shares in exchange for units presented for redemption after the waiting period is over. Because we anticipate that units can be redeemed for shares within 60 days of the date that this proxy statement is being mailed to shareholders, under applicable SEC rules we are including the Number of Units Beneficially Owned column in the table.

                                                                 NUMBER OF
                                              NUMBER OF            UNITS
           NAME OF                              SHARES          BENEFICIALLY                          PERCENT OF
       BENEFICIAL OWNER                         OWNED              OWNED              TOTAL            CLASS(1)
       ----------------                         -----              -----              -----            --------

Charles S. Roberts(2)                           615,135            734,198          1,349,333            24.9%

George W. Wray, Jr.(3)                          244,468            134,537            379,005             7.9

James M. Goodrich(4)                            256,651             61,745            318,396             6.7

Ben A. Spalding(5)                               13,021             41,973             54,994             1.2

Dennis H. James                                  44,796              2,405             47,201             1.0

Wm. Jarell Jones                                  3,917                  0              3,917               *

Weldon R. Humphries(6)                           32,000                  0             32,000               *

Charles R. Elliott                                9,000                  0              9,000               *

All directors and executive officers
as a group:  (8 persons)(7)                   1,220,188            974,858          2,195,046            38.8%

-------------------------------
(*)Less than 1%.

(1) The total number of shares outstanding used in calculating this percentage is 4,687,444, the number of shares outstanding as of June 1, 1999.

(2) Includes 2,744 shares owned by his minor daughter. Mr. Roberts owns 704,699 units directly, and a trust for his minor daughter of which he is the sole trustee owns 29,500 units.

(3) Includes 1,500 shares owned directly by Mr. Wray; 210,653 shares owned by a partnership, over which shares Mr. Wray has voting and investment power as the managing partner of such partnership; 27,257 shares owned by his wife, and 5,058 shares owned by a trust of which she is a co-trustee. Mr. Wray disclaims beneficial ownership of the 27,257 shares owned by Mrs. Wray and 5,058 shares owned by a trust of which she is a co-trustee. Mr. Wray also owns 21,752 units directly; 109,868 units are owned by the partnership previously referenced; and Mr. Wray owns 2,917 units jointly with his daughter, over which units he shares voting and investment power.

(4) Includes: 14,787 shares owned directly by Dr. Goodrich; 110,507 shares owned jointly by Dr. Goodrich and his wife; 106,478 shares owned by Goodrich Enterprises, Inc., all of the outstanding shares of which are owned by Dr. and Mrs. Goodrich and their sons; and 24,879 shares owned by a trust for the benefit of a son of Dr. and Mrs. Goodrich and of which Mrs. Goodrich is trustee. Dr. Goodrich's beneficial ownership of units includes 48,075 units owned jointly by Dr. and Mrs. Goodrich; and 6,835 units owned by a trust for the benefit of a son of Dr. and Mrs. Goodrich of which Mrs. Goodrich is trustee. Dr. Goodrich disclaims beneficial ownership of the units and shares owned by the trust.

(5) Includes 5,457 shares owned directly by Mr. Spalding and 7,564 shares owned by partnerships of which Mrs. Spalding is the managing partner. Mr. Spalding's beneficial ownership of units includes: 14,655 units he owns directly; 2,917 units owned by Mr. Spalding's wife; and 24,401 units owned by partnerships of which Mrs. Spalding is the managing partner. Mr. Spalding disclaims beneficial ownership of all units and shares owned by his wife or partnerships of which she is the managing partner.

(6) Owned by a trust of which Mr. Humphries is a co-trustee along with his spouse.

(7) Includes 50,992 Units and 250,185 shares as to which directors share voting and investment power with another family member; also includes an aggregate of 40,988 units and 64,758 shares beneficially owned by three directors' wives, as to which shares such directors disclaim beneficial ownership.

HOW OFTEN DO THE DIRECTORS MEET, AND WHAT COMMITTEES DO THEY HAVE?

         The directors meet to review our operations and discuss our business plans and strategies for the future. The board of directors met a total of 10 times in 1998, and each director attended more than 75% of the meetings. In addition, we have the following committees :

         Audit Committee. During 1998 the Audit Committee was composed of Dr. James Goodrich, Mr. Jarell Jones, and Mr. Weldon Humphries. The Audit Committee makes recommendations concerning the engagement of the independent auditors, reviews with the auditors the plans and results of the audit engagement, approves professional services provided by the auditors, reviews the independence of the auditors, and reviews the adequacy of our internal accounting controls. The Audit Committee met once in 1998.

         Executive Committee. The board of directors has established an Executive Committee composed of Mr. Roberts, Dr. Goodrich, and Mr. Jones. The Executive Committee will have the authority the board of directors delegates to it. The Executive Committee has not met since our inception.

         Compensation Committee. During 1998 the Compensation Committee was composed of Dr. Goodrich, Mr. Jones, and Mr. Wray. Effective December 15, 1998, Mr. Weldon Humphries and Mr. Dennis James replaced Dr. Goodrich and Mr. Wray on the Compensation Committee. The Compensation Committee was established to determine compensation for our executive officers and to administer any stock option or incentive compensation plan that we establish. The full board approved the 1998 base salaries of our executive officers, and the Compensation Committee did not meet in 1998. The Compensation Committee met once in 1999 to determine bonuses for 1998 performance. Mr. Elliott received a bonus and Mr. Roberts did not. Mr. Elliott's bonus is reported in Mr. Elliott's 1998 compensation in the table below.

         We do not have a nominating committee, and nominations are made by the board as a whole. Any shareholder interested in nominating a director should review the material described under "How can a shareholder propose business to be brought before next year's annual meeting?" above.

WHAT DO WE PAY OUR DIRECTORS FOR THEIR SERVICES?

         We pay our directors who are not officers fees for their services as directors. Mr. Roberts is the only director who is an officer, and we do not pay him any director fees. In 1998, our non-officer directors received a fee of $1,000 (except for Mr. Jones, who was paid $1,500) for attendance, in person or by telephone, at each meeting of the board. In 1999, we will pay each of our non-officer directors $12,000 for serving on the board. We reimburse our non-officer directors for reasonable travel expenses and out-of-pocket expenses incurred in connection with their activities on our behalf.

WHO ARE OUR EXECUTIVE OFFICERS, AND WHAT DO WE PAY THEM?

         Our executive officers are Mr. Charles S. Roberts, our Chairman of the Board, Chief Executive Officer and President, and Mr. Charles R. Elliott, our Secretary and Treasurer since our inception and our Chief Financial Officer since April 1995.



                           SUMMARY COMPENSATION TABLE

                                                                     Annual Compensation
                                                           ---------------------------------------

           Name and Principal Position                     Year         Salary ($)       Bonus ($)
           ---------------------------                     ----         ----------       ---------

           Charles S. Roberts                              1998          155,769               0
             Chairman of the Board, Chief                  1997          129,857               0
             Executive Officer, and President              1996           75,000               0

           Charles R. Elliott                              1998           93,642          30,000
             Secretary, Treasurer and                      1997           75,000          38,500
             Chief Financial Officer                       1996           75,000          16,250


         We pay our employees bi-weekly, and 1998 had 27 pay periods, which resulted in one extra pay-period.

         After we acquired Roberts Properties Management, LLC in April 1997, Mr. Roberts received a base salary increase of $75,000, from $75,000 to $150,000 per year.

         We do not have employment agreements with our executive officers.

           (The remainder of this page is intentionally left blank.)

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

INTRODUCTION

         Our executive compensation program is intended to attract, retain and reward experienced, highly motivated executives who contribute to our growth. The Compensation Committee of the board is currently composed of Mr. Wm. Jarell Jones, Mr. Weldon R. Humphries, and Mr. Dennis H. James. The Compensation Committee is responsible for setting base salaries and cash bonuses for our executive officers, who are Mr. Charles S. Roberts, our President, Chief Executive Officer, and Chairman of the Board, and Mr. Charles R. Elliott, our Chief Financial Officer, Secretary, and Treasurer. The Compensation Committee also reviews from time to time succession planning for senior management.

         During 1998 our full board of directors served as our compensation committee and approved the 1998 base salaries of our executive officers. Mr. Roberts abstained from voting as a director on his own base salary. Although the Compensation Committee did not meet in 1998, it met once in early 1999 to determine the bonus for Mr. Elliott related to his 1998 performance. That bonus is reported in Mr. Elliott's 1998 compensation in the table above. The remainder of this report expresses the views of both the Compensation Committee and the entire board.

EXECUTIVE COMPENSATION POLICY AND PHILOSOPHY

         Our executive compensation programs are based on the following guiding principles:

         Pay-for-Performance. We emphasize incentive compensation programs that reward executives for outstanding performance. These incentive programs focus on both annual and long-term performance.

         Pay Competitiveness. We believe we must offer competitive total compensation, which includes base salary, cash bonuses, and long-term incentives to attract, motivate and retain executive talent. Actual compensation levels, however, will vary in competitiveness from year to year, depending on corporate and individual performance.

         We determine competitive levels of compensation by analyzing compensation data contained in the proxy statements for other residential REITs. In comparing compensation levels we take into account market capitalization, among other things.

BASE SALARY PROGRAM

         We determine our base salary levels based on our assessment of market compensation rates, each employee's performance over time and each individual's role in the company. Consequently, employees with higher levels of sustained performance over time and/or employees assuming greater responsibilities will be paid correspondingly higher salaries. Salaries for Mr. Roberts and Mr. Elliott are reviewed annually and take into account a variety of factors, including individual performance, general levels of market salary increases and our overall financial results. Although all salary increases are granted within a pay-for-performance framework, performance criteria vary significantly by person. Performance is assessed qualitatively, and no specific weighting is attached to performance factors considered for base salary determinations.

         Mr. Elliott received a 20% base salary increase in 1998 as a result of his annual review. In approving the increase, the board considered individual performance, experience and overall corporate performance.

ANNUAL INCENTIVE PLAN

         Our annual incentive plan is designed to reward and motivate key employees based on our and the employee's performance. As a pay-for-performance element of compensation, we pay incentive awards annually based on the achievement of performance objectives for the most recently completed fiscal year. Accordingly, the Compensation Committee awarded Mr. Elliott a cash bonus of $30,000 for his 1998 performance.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         In determining the compensation of our Chief Executive Officer, we apply the same philosophy and procedures as we apply to Mr. Elliott and other employees. We took into account a variety of factors, including individual performance, general levels of market salary increases and our overall financial results. We assessed Mr. Roberts' performance qualitatively and did not attach any specific weighting to the performance factors we considered.

         In early 1999 the Compensation Committee evaluated our financial performance during 1998 as well as Mr. Roberts' tenure with Roberts Realty and his industry experience. Mr. Roberts informed us he believes he is fairly compensated and, therefore, he did not request a salary increase or a bonus for 1998. As a result, we did not increase his salary or award him a bonus.


POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

         The Omnibus Budget Reconciliation Act of 1993 placed certain limits on the deductibility of non-performance based executive compensation for a company's employees, unless certain requirements are met. Currently, the Compensation Committee does not believe that there is risk of losing deductions under this law. In the future, the Compensation Committee intends to consider carefully any plan or compensation arrangement that might result in the disallowance of compensation deductions. It will use its best judgment, taking all factors into account, including the materiality of any deductions that may be lost versus the broader interests of Roberts Realty to be served by paying adequate compensation for services rendered, before adopting any plan or compensation arrangement.

         THE ABOVE REPORT SHOULD NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE THIS INFORMATION BY REFERENCE, AND THE ABOVE REPORT SHOULD NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

By the Compensation Committee, with respect to actions taken regarding bonuses for 1998:

       Wm. Jarell Jones       Weldon R. Humphries            Dennis H. James

And by those members and the remaining members of the board, with respect to the determination of our executive officers' base salaries for 1998, with Mr. Roberts abstaining from voting on his own base salary, as noted above:

Dr. James M. Goodrich  Charles S. Roberts  Ben A. Spalding  George W. Wray, Jr.

TOTAL RETURN PERFORMANCE GRAPH

         The following total return performance graph compares our performance to the Russell 2000 index and the index of 27 apartment equity real estate investment trusts prepared by the National Association of Real Estate Trusts, sometimes called NAREIT. The total return performance graph assumes an investment of $100 in Roberts Realty, ticker symbol "RPI," on December 9, 1997 and further assumes the reinvestment of all dividends. NAREIT began compiling the apartment REIT index as of December 31, 1997, so the NAREIT information in the table begins on that date. Stock price performance, presented quarterly for the period from December 9, 1997 through December 31, 1998, is not necessarily indicative of future results.

                                                   NARIET
                                                  Apartment
                                    Roberts        Equity          Russell
                                    Realty          Index            2000
                                    ------          -----            ----

December 9, 1997                    100.00             N/A          100.00
December 31, 1997                    97.22          100.00           99.74
March 31, 1998                      102.37          100.19          109.78
June 30, 1998                       101.91           97.86          104.65
September 30, 1998                   93.17           92.77           83.57
December 31, 1998                    90.37           91.25           97.20


WHO ARE OUR AUDITORS?

         We have selected Arthur Andersen LLP, independent auditors, as our principal accounting firm. A representative of Arthur Andersen is expected to be present at the meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he desires to do so. Approval of our accounting firm is not a matter required to be submitted to the shareholders.

         Effective December 19, 1997, we dismissed Deloitte & Touche LLP, the independent accounting firm which had previously been engaged as the principal accountant to audit our financial statements. Effective that same day, we retained Arthur Andersen as the principal accountant to audit our financial statements. The decision to change accountants was recommended and approved by our board of directors.

         Deloitte & Touche's reports on our financial statements for the fiscal year ended December 31, 1996 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During our fiscal year ended December 31, 1996 and all subsequent interim periods preceding Deloitte & Touche's dismissal, (a) there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make reference to the subject matter of the disagreement in connection with its report, and (b) none of the kinds of events listed in paragraphs (1) through (3) of Item 304(a)(1)(iv)(B) of Regulation S-B occurred. During our fiscal year ended December 31, 1996 and all subsequent interim periods preceding our engagement of Arthur Andersen, neither we nor anyone on our behalf consulted Arthur Andersen regarding any matter described in Item 304(a)(2)(i) or (ii) of Regulation S-B.

         We provided Deloitte & Touche with a copy of the foregoing disclosures before they were included in a Current Report on Form 8-K filed with the SEC on December 23, 1997, and Deloitte & Touche furnished a letter to the SEC stating that it agreed with those disclosures.

WHAT MATERIAL RELATIONSHIPS AND TRANSACTIONS HAVE THE DIRECTORS AND EXECUTIVE OFFICERS HAD WITH US AND OUR AFFILIATES?

GENERAL

         We conduct our business through Roberts Properties Residential, L.P., own a 63.0% interest in it, and are its sole general partner. In this proxy statement we sometimes refer to Roberts Properties Residential, L.P. as our operating partnership. Mr. Charles S. Roberts owns directly or indirectly all or substantially all of the outstanding shares of Roberts Properties, Inc. and Roberts Properties Construction, Inc. Notes 1, 3 and 8 to our consolidated financial statements included in our 1998 annual report mailed along with this proxy statement provide further detail regarding some of the transactions described in this section.

PAYMENTS TO COMPANIES OWNED BY MR. ROBERTS

         Overview. Because we have no employees with development or construction expertise, we rely on third party companies to provide the expertise. As a result, our operating partnership has paid substantial fees to Roberts Properties and Roberts Construction for various types of services and will continue to do so in the future. These various arrangements are summarized below.

         Land Acquisitions. On June 22, 1998, we purchased the Ballantyne land for $3,540,000 from a local Charlotte investment group unrelated to us. As part of the closing costs, the operating partnership paid Roberts Properties an acquisition fee of $166,000 for finding the property, negotiating the sales contract, conducting due diligence and closing the transaction. In addition, the operating partnership agreed to pay Roberts Properties a fee of $1,660,000, or $5,000 per unit, for designing, developing, and overseeing construction of the Ballantyne project for a period of eighteen months. Through June 1, 1999, the operating partnership has paid Roberts Properties $461,000 under this arrangement. The independent members of the board of directors approved these arrangements with Roberts Properties.

         On June 24, 1998, we purchased the Addison Place land (which we previously referred to as Abbotts Bridge) for $5,294,000 from Roberts Properties. As part of the closing costs, the operating partnership paid Roberts Properties an acquisition fee of $250,000 for finding the property, negotiating the sales contract, conducting due diligence and closing the transaction. In addition, the operating partnership agreed to pay Roberts Properties a fee of $2,025,000, or $5,000 per unit, for designing, developing, and overseeing construction of the Addison Place project for a period of eighteen months. Through June 1, 1999, we have paid Roberts Properties $563,000 under this arrangement. The independent members of the board of directors approved these arrangements with Roberts Properties after reviewing two independent appraisals. Roberts Properties acquired the property for $4,343,000 on March 6, 1997.

         On June 25, 1998, we purchased the Old Norcross land for $2,525,000 from Roberts Properties Old Norcross, Ltd. Mr. Roberts, who is the general partner of Roberts Properties Old Norcross, Ltd., received none of the sale proceeds as general partner or otherwise. As part of the closing costs, the operating partnership paid Roberts Properties an acquisition fee of $119,250 for finding the property, negotiating the sales contract, conducting due diligence and closing the transaction. In addition, the operating partnership agreed to pay Roberts Properties a fee of $1,245,000, or $5,000 per unit, for designing, developing, and overseeing construction of the Old Norcross project for a period of eighteen months. Through June 1, 1999, the operating partnership has paid Roberts Properties $69,000 under this arrangement. The independent members of the board of directors approved these arrangements with Roberts Properties after reviewing two independent appraisals.

         Construction Contracts. Because we have no employees with construction expertise, we enter into contractual commitments with Roberts Construction in the normal course of business related to the construction of real estate assets. Roberts Construction is currently constructing the first phase of Addison Place, consisting of 118 townhomes, and completing the construction of the amenities and final landscaping at the second phase of Plantation Trace. Roberts Construction is completing each of these projects under a cost plus 10% contract. We paid Roberts Construction $66,000 for its services as construction administrator for the second phase of Preston Oaks, which was completed in July 1998. The following table provides information regarding payments to Roberts Construction for construction projects from January 1, 1998 through June 1, 1999:

                                                                                           ACTUAL
                                                                                             OR
                                   ESTIMATED                            INCURRED          ESTIMATED
                                     TOTAL             TOTAL              FROM            REMAINING
                                    CONTRACT           AMOUNT          1/1/98 TO         CONTRACTUAL
                                     AMOUNT           INCURRED           6/1/99          COMMITMENT
                                     ------           --------           ------          ----------

Bradford Creek                    $10,422,000       $10,422,000       $ 4,643,000       $         0
Plantation Trace - Phase II         4,732,000         4,704,000         4,704,000            28,000
Addison Place - Phase I             9,611,000         4,298,000         4,298,000         5,313,000
                                  -----------       -----------       -----------       -----------

                                  $24,765,000       $19,424,000       $13,645,000       $ 5,341,000
                                  ===========       ===========       ===========       ===========


         Partnership Profits Interests. Between 1994 and 1996, the operating partnership acquired nine limited partnerships of which Mr. Roberts was the sole general partner. As a part of each acquisition, the operating partnership assumed an existing financial obligation to an affiliate of Mr. Roberts. Under the terms of the financial obligation as now in effect, Roberts Properties will receive a distribution upon the sale of each of the acquired properties up to a specified percentage of the gross sales proceeds. These partnership profits interests will be limited to the amount by which the gross proceeds from the sale of each of the acquired properties exceeds the sum of the original debt assumed by the operating partnership, the original equity invested by the operating partnership, and all subsequent capital improvements made by the operating partnership. No partnership profits interests have been issued or assumed by the operating partnership other than those related to the original nine limited partnerships acquired between 1994 and 1996.

         The partnership profits interests described above are summarized in the following table:

                        Bentley Place                                      3%
                        River Oaks                                         5%
                        Rosewood Plantation                                5%
                        Preston Oaks Phase I                               5%
                        Highland Park                                      5%
                        Ivey Brook                                         5%
                        Crestmark Phase I                                  5%
                        Crestmark Phase II (land only)               $86,775
                        Plantation Trace Phase I                           6%

         At the closing of the sale of our Windsong community on January 9, 1998, we paid 2.95% of the gross sales proceeds, or $288,000, to an affiliate of Mr. Roberts in satisfaction of this partnership profits interest. On July 17, 1998, we sold the two retail centers known as Shoppes of River Oaks and Shoppes of Plantation Trace. We paid 6% of the gross sales proceeds, or $60,000, to an affiliate of Mr. Roberts upon the sale of the Shoppes of Plantation Trace, and we paid 2.32% of the gross sales proceeds, or $32,500, to an affiliate of Mr. Roberts upon the sale of the Shoppes of River Oaks.

         Development Fees. Because we have no employees with development expertise, we paid Roberts Properties $563,000 for development fees associated with the Addison Place project, during the period from January 1, 1998 through June 1, 1999, under the arrangement described above in " - Land Acquisitions."

         Other Fees. From January 1, 1998 through June 1, 1999, we paid affiliates of Mr. Roberts miscellaneous fees and cost reimbursements of $411,000 for properties under construction or normal operating activities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Until December 15, 1998, the Compensation Committee of the board of directors was composed of Dr. Goodrich, Mr. Jones, and Mr. Wray. Effective that day, Mr. Humphries and Mr. James replaced Dr. Goodrich and Mr. Wray. None of such persons was during 1998, or at any previous time, an officer or employee of Roberts Realty or our operating partnership.

         Dennis H. James is Executive Vice President of L.J. Melody & Company, formerly Shoptaw-James, Inc., a commercial mortgage banking firm that has originated loans for us. In 1998 we paid L. J. Melody $63,000 in loan origination fees.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own beneficially more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in their ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 1998, its directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.





      WE WILL FURNISH TO EACH PERSON WHOSE PROXY IS SOLICITED, ON THE WRITTEN REQUEST OF THAT PERSON, A COPY OF OUR 1998 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, REQUIRED TO BE FILED WITH THE SEC. PLEASE DIRECT YOUR REQUEST TO CHARLES R. ELLIOTT, SECRETARY AND CHIEF FINANCIAL OFFICER, 8010 ROSWELL ROAD, SUITE 120, ATLANTA, GEORGIA 30350.

                         ROBERTS REALTY INVESTORS, INC.
              8010 ROSWELL ROAD, SUITE 120, ATLANTA, GEORGIA 30350
                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                 ANNUAL MEETING OF SHAREHOLDERS, JULY 14, 1999

    The shareholder(s) who sign this proxy card on the reverse side appoint Charles R. Elliott and Jacob F. Crowe, and each of them, proxies, with full power of substitution, for and in their name(s), to vote all shares of common stock of Roberts Realty Investors, Inc. that such person(s) hold of record at the annual meeting of shareholders to be held on Wednesday, July 14, 1999, at 10:00 a.m., E.D.T., at the Crowne Plaza Ravinia Hotel, 4355 Ashford-Dunwoody Road, Atlanta, Georgia 30346, and at any adjournment of the meeting. The signing shareholder(s) acknowledge receipt of the Notice of Annual Meeting and Proxy Statement and direct the proxies to vote as follows on the matter described in the accompanying Notice of Annual Meeting and Proxy Statement and otherwise in their discretion on any other business that may properly come before, and matters incident to the conduct of, the meeting or any adjournment of it, as provided in the Proxy Statement.

1. Proposal to elect the nominees listed to the         NOMINEES: Wm. Jarell Jones and Dennis H. James
right:
[ ]  FOR: nominees listed at right                      [ ] WITHHOLD authority to vote for both nominees
         (except as indicated to the contrary below)

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, WRITE THE
                  APPLICABLE NAME IN THE SPACE PROVIDED BELOW:

--------------------------------------------------------------------------------

                (Continued and to be signed on the reverse side)

    Please sign and date this proxy as your name appears below and return immediately in the enclosed envelope, whether or not you plan to attend the annual meeting.

                                                  THIS PROXY WILL BE VOTED AS
                                                  DIRECTED OR, IF NO DIRECTION
                                                  IS INDICATED, WILL BE VOTED
                                                  "FOR" THE STATED PROPOSAL.

                                                  ------------------------------

                                                  Signature of Shareholder

                                                  ------------------------------
                                                  Signature if held jointly

                                                  Dated:

                                                  ------------------------, 1999

IMPORTANT: If shares are jointly owned, both owners should sign. If signing as attorney, executor, administrator, trustee, guardian or other person signing in a representative capacity, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.